Exhibit 99.1

Leadership resource: FAQs

DEAL:

What are the details of this transaction?

We have entered into an agreement to be acquired. Under the agreement, Viatris has agreed to acquire all of the outstanding shares of common stock of Pacira for $36.50 per share in cash, representing an aggregate equity value of $1.65 billion.

Why is Viatris acquiring Pacira?

Everything that has been built since Pacira was founded 20 years ago—and the progress we have made in recent years, from our evolution into an innovative biopharmaceutical company and execution of our 5x30 strategy to the strength of our portfolio and pipeline led by PCRX-201—has made Pacira a company others want to be part of.

Viatris is attracted not only to the strength of our science and the impact we have made for patients and providers, but also to the differentiated capabilities we bring: a proven commercial organization with deep customer relationships and expertise in launching and growing non-opioid pain therapies; specialized manufacturing capabilities and operational know-how; a strong development and regulatory foundation; and an experienced team with a track record of execution.

Pacira will become a core part of Viatris's innovative medicines portfolio. The combination of their investigational non-opioid and our assets, position Viatris as a leader in non-opioid pain management therapies, an area where we know patients and healthcare providers continue to seek more treatment options.

This agreement reinforces the value of all that we have built and, most importantly, reflects the immense talent and contributions of all of you.

When will the transaction with Viatris close?

We expect the transaction to close by the end of 2026, subject to customary deal closing conditions.

What is the plan for our product and pipeline?

Pacira will become a core part of Viatris's innovative medicines portfolio. They have the ability to take EXPAREL and ZILRETTA further, and to potentially advance our pipeline faster than we could on our own.

What should I focus on during this time before the transaction is closed?

It is important that we remain focused and continue delivering strong results in Q4. Employees should stay focused on their goals and priorities. If you have questions about whether your day-to-day responsibilities or priorities may be affected, please speak with your manager.

How can we interact with Viatris during this time period?

Until the transaction closes, Pacira and Viatris remain separate, independent publicly traded companies and must continue to operate that way. This separation is important to comply with federal antitrust and securities laws, preserve independent decision-making, avoid inappropriate sharing of competitively sensitive or confidential information, and ensure that neither company assumes control of the other before all required approvals are obtained and the transaction is closed. Employees should continue to conduct business as they normally would and interact with Viatris only through approved channels and established transition-planning processes.

How should I communicate with my customers about the acquisition?

We will be sending letters to our customers, distributors, partners, KOLs, societies and patient advocacy groups in the coming days. If you receive any questions from your customers, please reinforce that nothing has changed in terms of day-to-day business, and that you are still their dedicated Pacira representative and will support them as usual.

EMPLOYEE MATTERS:

What will happen to Pacira employees?

Viatris is acquiring Pacira as a whole organization. Viatris will evaluate the Pacira business, organizational structure and talent needs of the combined organization and will make strategic determinations about how best to integrate Pacira’s programs and people into their business after closing. Although the details have not yet been finalized, Pacira and Viatris leadership recognize how important this information is to employees and will share updates as soon as they become available.

Between signing and closing of the transaction, Viatris and Pacira will remain separate, independent companies. Our focus remains on serving our customers and achieving our Q4 goals. Currently, we don’t anticipate any changes to the organizational structure prior to closing. Your manager remains your primary resource for questions about your current role, responsibilities, and priorities.

How and when will I know if I have a role with Viatris?

We understand that change of this magnitude provokes a high degree of uncertainty. Pacira and Viatris leadership recognize how important this information is to Pacira employees and will share updates as soon as decisions are made and we’re able to share them. In the meantime, we encourage Pacira employees to remain focused on their current goals and Q4 deliverables. If you have questions about your day-to-day responsibilities or priorities, please speak with your manager.

If I am offered a position with Viatris can I decline it?

Yes. Employees who choose not to continue with Viatris would be considered to have voluntarily resigned and would not be eligible for separation benefits.

What will happen to my equity awards?

We are pleased to share that upon the closing of the transaction, outstanding equity awards (whether vested or unvested) will be converted into a right to receive an amount of vested cash, which will be calculated pursuant to the terms of the agreement. Payments of such amounts will be made as soon as reasonably practicable after closing and will be subject to applicable tax withholdings. Additional details will be communicated on a future date.

What will happen to my restricted cash awards?

We are pleased to share that upon the closing of the transaction, outstanding restricted cash awards (whether vested or unvested) will be converted into a right to receive an amount of vested cash, which will be calculated pursuant to the terms of the agreement. Payments of such amounts will be made as soon as reasonably practicable after closing and will be subject to applicable tax withholdings. Additional details will be communicated on a future date.

What happens if I am currently enrolled in the 2014 Employee Stock Purchase Plan?

Our 2014 Employee Stock Purchase Plan (“ESPP”) will terminate upon the closing of the transaction, and your accumulated contributions for the current offering period will be used to purchase ESPP shares prior to closing on a date determined by the Pacira Board of Directors. At closing, the purchased ESPP shares will be converted into the right to receive an amount of cash per share determined pursuant to the agreement, and any cash balance in your ESPP account will be refunded to you. Payments made in connection with the transaction will be subject to applicable tax withholdings. Additional details will be communicated as they are finalized.

Will I receive a 2026 annual corporate bonus?

Following signing of the agreement, Pacira employees participating in the 2026 annual corporate bonus program remain eligible to earn a 2026 annual bonus, based on actual performance, under the terms and conditions of that program. Accordingly, Pacira employees should remain focused on their goals and Q4 deliverables. If any changes are made to the terms of the program before the transaction closes, we will communicate those changes to participants.

Will I receive my Q4 2026 sales incentive payment?

Following signing of the agreement, Pacira employees participating in a sales incentive plan remain eligible to earn incentives under the terms and conditions of their plan. Accordingly, Pacira employees should remain focused on their goals and Q4 deliverables. If any changes are made to the terms of a sales incentive plan before the transaction closes, we will communicate those changes to participants.

What happens to my benefits?

Until the transaction closes, Pacira continues to operate as an independent company, and our benefits programs will remain in place. Viatris may choose to make changes after closing and, if it does so, will communicate those changes to employees.

We saw notifications from HR about open enrollment. Do I still need to enroll in benefits for 2027?

Yes. Pacira employees should make their 2027 benefit elections during Open Enrollment between October 14th and 30th as scheduled. Until the transaction closes, Pacira continues to operate as an independent company, and our benefits programs will remain in place. We are proceeding with planned activities and benefit administration processes, including Open Enrollment, unless and until we receive information that requires a different approach. If any changes are needed before the transaction closes, we will communicate them to Pacira employees.

Do our current approval processes for hiring, contracts, spend, etc. change during the period between now and when the transaction closes?

While we are still operating as a separate company until the transaction closes, Pacira has agreed to standard interim operating covenants with Viatris, which require approval or consent on certain matters of significance intended to preserve the value of Pacira prior to closing.

Will my manager change?

Until the transaction closes, Pacira is operating as a separate company. Pacira will continue to manage its business, and our focus remains on serving our customers and meeting our goals. If there are changes that affect our teams, we will communicate them through the normal course of business.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the transaction (in which, among other things, Viatris Inc. (“Viatris”), through its wholly-owned subsidiary, will commence a tender offer to acquire all of the outstanding shares of common stock, $0.001 par value per share, of Pacira BioSciences, Inc. (“Pacira”) and, following the consummation of such tender offer, for such wholly-owned subsidiary of Viatris to be merged with and into Pacira), the expected timetable for completing the proposed transaction, the anticipated benefits and synergies of the proposed transaction, the ability to complete the transaction or to satisfy the various closing conditions, future opportunities for Viatris or Pacira and either of their products and any other statements regarding Viatris’s or Pacira’s future operations, strategic initiatives and priorities, restructuring activities, financial or operating results, capital allocation, dividend policy and payments, share repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, imperatives, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock value, other expectations, plans, trends, outlooks, projections, prospects and targets for future periods, and any other statements that are not historical facts. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “can”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words.

Because forward-looking statements inherently involve known and unknown risks and uncertainties, actual future results, levels of activity, performance or achievements may differ materially from those expressed or implied by such forward-looking statements, and there can be no assurance that estimates, assumptions and expectations will prove to have been correct. Factors that could cause or contribute to such differences include, but are not limited to: the ability of Viatris and Pacira to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the ability of Viatris and Pacira to consummate the proposed transaction; the conditions to the completion of the proposed transaction (including, but not limited to, that the stockholders of Pacira validly tender and not withdraw, in the aggregate, at least a majority of the Shares outstanding as of immediately following the expiration of the Offer) not being satisfied or waived on the anticipated timeframe or at all; the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule or at all; the possibility that competing offers may be made; the possibility that Viatris may be unable to achieve the intended or expected benefits, synergies and operating efficiencies in connection with the proposed transaction within the expected timeframe or at all or to successfully integrate Viatris and Pacira; Viatris’s or Pacira’s failure to achieve expected or targeted future financial and operating performance and results; the possibility that Viatris or Pacira may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives and priorities; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally; the ability to attract, motivate and retain key personnel; Viatris’s or Pacira’s liquidity, capital resources and ability to successfully complete capital projections and obtain financing; Viatris’s or Pacira’s plans with respect to the repayment of indebtedness; any regulatory, legal or other impediments to Viatris’s or Pacira’s ability to bring new products to market; success of clinical trials and Viatris’s or Pacira’s (or, with respect to each, its partners’) ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with Viatris’s or Pacira’s manufacturing facilities, including with respect to short- or long-term shutdowns, inspections, remediation and restructuring activities, product labeling or regulatory compliance, supply chain continuity, inventory management, or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on Viatris or Pacira; any significant breach of data security or data privacy or disruptions to Viatris’s or Pacira’s information technology systems; risks associated with having significant operations globally; the strength and ability to protect Viatris’s or Pacira’s intellectual property and patent terms and preserve their respective intellectual property rights; changes in third-party relationships; the effect of any changes in Viatris’s or Pacira’s (or, with respect to each, its partners’) customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following the proposed transaction; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of Viatris or Pacira (or, with respect to each, its partners); uncertainties regarding future demand, pricing and reimbursement for Viatris’s or Pacira’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, wars or other conflicts, potential for adverse impacts from future tariffs and trade restrictions, inflation rates, interest rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris and Pacira, see the risks described in Part I, Item 1A of their respective Annual Reports on Form 10-K for the year ended December 31, 2025, and their other filings with the U.S. Securities and Exchange Commission (the “SEC”). You can access their respective filings with the SEC through the SEC website at www.sec.gov or through their respective websites, and each of Viatris and Pacira strongly encourages you to do so. Viatris routinely posts information that may be important to investors on its website at investor.viatris.com, and it uses this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of Viatris’s website are not incorporated into Viatris’s filings with the SEC. Each of Viatris and Pacira undertakes no obligation to update any statements herein for revisions or changes after the date of this communication other than as required by law.

Important Information about the Transactions and Where to Find It

The tender offer for the outstanding shares of Pacira’s common stock described in this communication has not yet commenced. This communication is for informational purposes only and it is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell shares of Pacira’s common stock, nor is it a substitute for the tender offer materials that Viatris will file with the SEC on Schedule TO. At the time any such tender offer is commenced, Viatris will prepare and file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents, with the SEC, and Pacira will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to such tender offer with the SEC. The offer to purchase shares will only be made pursuant to the offer to purchase, the letter of transmittal and other related tender offer documents filed as a part of the Schedule TO. Pacira’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended or supplemented from time to time, because they will contain important information about such tender offer that Pacira’s stockholders should consider prior to making any decisions with respect to such tender offer, including the terms and conditions of the tender offer. The offer to purchase, letter of transmittal and other related tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of Pacira at no expense to them. Once filed, stockholders of Pacira will be able to obtain a free copy of these documents and each of Viatris’ and Pacira’s other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, a copy of the offer to purchase, form of letter of transmittal and other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Viatris at InvestorRelations@viatris.com. A copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (once it becomes available) also may be obtained free of charge by directing a request to Pacira at secretary@pacira.com.